EXHIBIT 99.6


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                            CHEFS INTERNATIONAL, INC.
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P.O. Box 1332, Point Pleasant Beach, NJ 08742 o 732-295-0350 o Fax 732-295-4515







FOR IMMEDIATE RELEASE
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POINT PLEASANT BEACH, NEW JERSEY, APRIL 18, 2005

Chefs International, Inc. ("Chefs"), the owner of a restaurant chain currently operating nine restaurants in New Jersey and Florida, (shares traded on the OTC Bulletin Board(R) under the symbol "CHEF"), announced today that at a Special Meeting of its Stockholders held on April 18, 2005, an Agreement and Plan of Merger between Chefs and the Lombardi Restaurant Group, Inc. ("Acquisition Co.") pursuant to which Acquisition Co. would be merged with and into Chefs and each share of Chefs Common Stock (other than shares owned by Acquisition Co.,) would be canceled and converted into the right to receive a cash payment of $3.12, was approved and adopted by the affirmative vote of a majority of the shares of Chefs common stock outstanding on the Record Date for the meeting. The proposed Merger is designed to convert Chefs from a public corporation to a privately owned corporation.

It is contemplated that the Merger will be effected in May 2005. Although the required stockholder vote has been obtained, the Merger will not be completed unless all of the remaining closing conditions are satisfied so there can be no assurance that the Merger will occur.

For confirmation: Contact Martin W. Fletcher (732) 295-0350

                            JACK BAKER'S RESTAURANTS